EXHIBIT 10.7

QUADRANT BUSINESS CENTER
BUILDING 7, Suite 350

CYBERGUARD CORPORATION
350 S.W. 12TH Avenue, #350
Deerfield Beach, FL 33442

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into by and between OTR, an Ohio general partnership (“Landlord”), and CYBERGUARD CORPORATION, a Florida corporation (“Tenant”):

W I T N E S S E T H:

1.01 Premises. In consideration of the obligation of Tenant to pay rent and of the other terms, provisions and covenants hereof, Landlord leases to Tenant and Tenant leases from Landlord, certain premises (“Premises”) located in the building (the “Building”) constructed on that certain real property legally described in Exhibit A situated within the County of Broward, State of Florida. The Premises, known as Suite 350, is outlined on the site plan contained in Exhibit B. The Premises and the Building are part of a larger development (the ”Development”) commonly known as Quadrant Business Center. As of the date hereof, (a) the rentable square footage of the Premises is thirty thousand one hundred forty-eight (30,148) square feet, (b) the rentable square footage of the Building is thirty-seven thousand eight hundred (37,800) square feet, and (c) the rentable square footage of all buildings located in the Development is two hundred seventy-seven thousand four hundred twenty (277,420) square feet. All such measurements are based on the most recent BOMA standards.

2.01 Term of Lease. The term of this lease (the “Term”) shall commence on the “Lease Commencement Date”, as hereinafter defined, and shall end one hundred twenty-two (122) months thereafter, plus (if the Lease Commencement Date is not the first day of a calendar month), any partial calendar month in which the Lease Commencement Date falls, so that the expiration date of the Term will be on the last day of a calendar month, unless sooner terminated as provided herein.

2.02 Lease Commencement Date. The “Lease Commencement Date” shall be the later to occur of: (i) the date upon which Landlord delivers the Premises to Tenant with the Landlord’s Work (as hereinafter defined) completed; or (ii) July 1, 2004. Landlord shall use commercially reasonable efforts to complete the Landlord’s Work in accordance with Section 37.01 and Exhibit D to this Lease on or before the one hundred twentieth (120th) day following the date of approval of the “Working Drawings and Specifications” in accordance with Exhibit D to this Lease (the “Completion Date”). If Landlord’s Work is not completed within forty-five (45) days following the Completion Date (subject to extension for any delays, if any, caused by Tenant, any Tenant Delays under Exhibit D hereof or caused by force majeure events), then Tenant shall receive a credit against the Base Rent to become due under the Lease, such credit to be equal to one (1) days’ Base Rent for each day of Landlord’s delay beyond the Completion

FTL: 1170849: 4

Landlord.                      Tenant

Date that Landlord has not completed the Landlord’s Work. If Landlord’s Work is not completed within seventy-five (75) days following the Completion Date (subject to extension for any delays, if any, caused by Tenant, any Tenant Delays under Exhibit D hereof or caused by force majeure events), then Tenant shall thereafter receive a credit against the Base Rent to become due under this Lease, such credit to be equal to two (2) days’ Base Rent for each day of Landlord’s delay beyond the Completion Date. In addition, if the Landlord’s Work is not completed within one hundred eighty (180) days following the Completion Date (subject to extension for any delays, if any, caused by Tenant, any Tenant Delays under Exhibit D hereof or caused by force majeure events), then Tenant may elect to terminate this Lease by written notice to Landlord, whereupon the parties shall be relieved of all further obligations under this Lease, except as otherwise expressly set forth herein. Except for any latent defects, taking possession by Tenant shall be deemed conclusively to establish that the Premises are in good and satisfactory condition, as of when possession was so taken. Tenant acknowledges that no representations as to the repair of the Premises have been made by Landlord, unless such are expressly set forth in the lease.

3.01 Base Rent. Tenant agrees to pay to Landlord base rent for the Premises (the “Base Rent”), in advance, without demand, deduction or set off, for the entire term hereof at the rate of Three Hundred Thirty Thousand One Hundred Twenty and 60/100 Dollars ($330,120.60) per year, which equals Twenty Seven Thousand Five Hundred Ten and 05/100 Dollars ($27,510.05) per month. One such monthly installment shall be due and payable on the date hereof and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Rent Commencement Date, except that the rental payment for any fractional calendar month at the commencement of the lease period shall be prorated and paid on the “Rent Commencement Date,” as hereinafter defined. The rental payment is subject to adjustment as provided below.

Notwithstanding anything to the contrary in this Lease, Tenant shall be entitled to an abatement of Base Rent and Operating Costs for sixty (60) days, commencing on the Lease Commencement Date (the “Rent Abatement Period”), provided Tenant is not in default hereunder as of the Rent Commencement Date. The first day after the Rent Abatement Period is herein referred to as the “Rent Commencement Date.”

3.02 Base Rent Escalation. Commencing on the first day of the second “Lease Year” (defined below), and on each anniversary thereof, the Base Rent shall be increased by three percent (3%) over the Base Rent for the prior Lease Year. “Lease Year” means the twelve (12) month period commencing on the Rent Commencement Date or any anniversary thereof, except that the final Lease Year shall be the period commencing on the last anniversary of the Rent Commencement Date and ending on the expiration date of the term of this Lease.

4.01 Security Deposit. Tenant agrees to deposit with Landlord on the date hereof the sum of Thirty Seven Thousand Four Hundred Sixteen and 18/100 Dollars ($37,416.18) which sum shall be held by Landlord, without obligation for interest, as security for the full, timely and faithful performance of Tenant’s covenants and obligations under this Lease, it being expressly agreed that such deposit is not an advance rental deposit or a measure of Landlord’s damages. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use such funds to the extent necessary to make good any arrears of rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by Tenant’s default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. Provided Tenant shall comply with all the terms of this Lease, such security shall be returned to Tenant upon termination of this Lease and after surrender of possession of the Premises to Landlord.

5.01 Permitted Use. The Premises shall be used for the sole purpose of general business offices and/or for receiving, storing, shipping and selling (other than at retail) products, materials and merchandise made and/or distributed by Tenant and for no other use or purpose. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. The overnight parking of automobiles, trucks or other vehicles, and the outside storage of any property including trash or garbage are prohibited. Tenant agrees that it shall, at its own cost and expense keep its employees, agents, customers, invitees, and/or licensees from parking on any streets running through or contiguous to the buildings or development of which the Premises are part thereof. Tenant agrees that no washing of any type will take place in the Premises including the truck apron and parking areas. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of Development or unreasonably interfere with such tenant’s use of their respective premises or permit any use which would adversely affect the reputation of the Development. Tenant shall not receive, store or otherwise handle any product, material or merchandise at the Premises which is explosive, highly flammable or constitutes a hazardous substance or waste (except for cleaning and similar products used in compliance with applicable law). Tenant shall not permit the Premises to be used for any purpose (including, without limitation, the storage of merchandise) in any manner which would render the insurance thereon void or increase the insurance rate thereof. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant agrees to indemnify and hold Landlord harmless against any and all loss, costs and claims, including attorney’s fees relating to the improper storage, handling, transportation or disposal of explosive, highly flammable or hazardous materials or resulting from any other improper use by Tenant. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the Premises (except that Tenant shall not be responsible for any non-compliance of the Landlord’s Work), and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. If, as a result of any change in the governmental laws, ordinances and regulations, the Premises must be altered to accommodate lawfully the use and occupancy thereof, such alterations shall be made only with the consent of Landlord, but the entire cost thereof shall be borne by Tenant; provided that the necessity of Landlord’s consent shall in no way create any liability against Landlord for failure of Tenant to comply with such laws, ordinances and regulations. Tenant shall take whatever other actions are necessary so that the Premises and Tenant’s use thereof complies with the Fire Prevention Code of the National Fire Protection Association and any other fire prevention laws, ordinances, rules or regulations applicable to the Premises.

6.01 Tenant’s Taxes. Tenant shall be responsible to pay before delinquency all franchise taxes, assessments, levies or charges measured by or based in whole or in part upon the rents payable hereunder or the gross receipts of Tenant and all sales taxes and other taxes imposed upon or assessed by reason of the rents and other charges payable hereunder. The Florida sales tax imposed on rent and on other charges payable hereunder shall be paid by Tenant to Landlord with the payment of Tenant’s rental payments and other charges payable hereunder.

7.01 Definition of Operating Costs. The term “Operating Costs” shall mean all costs and expenses paid or incurred by Landlord or on Landlord’s behalf in connection with the ownership, management, repair, replacement, remodeling, maintenance and operation of the Development (including, without limitation, all assessed real property taxes, assessments (whether general or special) and governmental charges of any kind and nature whatsoever including assessments due to deed restrictions and/or owner’s associations, which accrue against the Building and/or the Development, the costs of maintaining and repairing parking lots, parking structures, easements, and landscaping, property management fees, utility costs to the extent not separately metered, insurance premiums, and amortization of the cost of any capital improvements made to the Building, provided that (a) the cost of any such capital improvements are for the purpose of reducing Operating Costs for the Building or (b) are required by governmental regulation or authority (unless the capital improvement is required to be made as a result of an existing law, order, ordinance, direction, regulation or requirement of federal, state, county or municipal authority applicable to the Building as of the date of this Lease, in which case the amortization of such capital improvement shall not be included in Operating Costs). The term Operating Costs does not include: (i) costs of alterations of Tenant’s Premises; (ii) interest and principal payments on mortgages, ground lease payments, and other debt cost; (iii) real estate brokers’ leasing commissions or compensation; (iv) any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds or otherwise. If Landlord selects the accrual method of accounting rather than the cash accounting method for Operating Costs purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued. Landlord shall have the right at any time and from time to time to elect, which election shall be subject to revocation, to exclude any portion of Operating Costs attributable to any separately assessed part of the Development and any separate building within the Development. During any period that Operating Costs attributable to any separately assessed part of the Development and/or separate building are so excluded from Operating Costs, then for the purposes of calculating Tenant’s proportionate share of Operating Costs as provided in Section 7.02, the denominator shall not include the rentable area of such separately assessed part of the Development and/or such separate building. Landlord may, in a reasonable and equitable manner, allocate insurance premiums for so-called “blanket” insurance policies which insure other properties as well as the Development and said allocated amount shall be deemed to be an Operating Cost.

Notwithstanding anything to the contrary contained in this Lease, the following costs and expenses shall be excluded from Operating Costs:

(1) expenses relating to the leasing of space in the Development (including tenant improvements and painting, decorating, Landlord construction allowances or contributions, leasing commissions, rental concessions, and advertising expenses incurred in connection with the listing of available space in the Development);

(2) legal fees and disbursements incurred for negotiation of leases or enforcement of leases;

(3) the cost of utilities in the Development to the extent paid for directly by tenants;

(4) expenditures for financing and refinancing and for mortgage debt service or any other cost incurred in respect of any mortgage or other financing of the Development;

(5) depreciation of the Development and amortization except as otherwise expressly set forth herein;

(6) franchise, transfer, gains, inheritance, estate, mortgage recording, and income taxes imposed upon Landlord;

(7) salaries or fringe benefits of personnel above the grade of building manager;

(8) costs for which Landlord receives a credit against any payment due from Landlord to Tenant or any third party costs and expenses otherwise includible in Operating Costs, to the extent that Landlord is reimbursed from other sources for such costs and expenses;

(9) costs for which Landlord is compensated by insurance proceeds;

(10) costs incurred in connection with a sale of all or a portion of the Development or the sale or transfer of any beneficial ownership interest in and to the Landlord and/or the Development or the grant of a ground lease or any other superior lease affecting the Development;

(11) any fee or expenditure paid to a related party in excess of the amount which would be paid in an arm’s-length transaction for materials or services of comparable quality (but only to the extent of such excess);

(12) salaries or fringe benefits of personnel not employed exclusively at the Development,

(13) all costs or expenses (including fines, penalties and legal fees) incurred due to any violation by Landlord, its employees, agents or contractors, or any tenant or other occupant of the Development or noncompliance of the terms and conditions of any lease or other occupancy agreement pertaining to the Development, or any applicable code, governmental rule, regulation or law;

(14) any expense fully reimbursed to Landlord by Tenant or any other tenant of the Development, or any expense billed to and paid directly by same for their own account or on Landlord’s behalf;

(15) advertising and promotional expenditures;

(16) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(17) costs incurred by Landlord for repairs or replacements to the extent that Landlord is reimbursed under warranties or guarantees;

(18) property insurance premiums covering leasehold improvements of tenants within the Development (provided Tenant is maintaining same on the Premises).

If at any time during the term of this lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building or buildings on the Premises, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included with the term “taxes” for the purposes hereof.

Notwithstanding any other provision hereof, for purposes of calculating Tenant’s proportionate share of Operating Costs for each Lease Year, the total of all components of Operating Costs other than insurance, real estate taxes, utilities, governmental charges and assessments and other uncontrollable items (the “Controllable Expenses”) for any year (the ”Subject Year”) shall not exceed the amount equal to Controllable Expenses for the first Lease Year increased by five percent (5%) per annum, compounded annually on a cumulative basis, from the first Lease Year through the Subject Year.

During the Term or any extension thereof, but not more than one (1) time per year, and provided that no monetary default exists under this Lease beyond applicable notice and cure periods, Tenant, at its sole cost and expense, shall have the right to cause Landlord’s books and records with respect to Operating Costs for the twelve (12) month period immediately preceding the date of the billing in question to be audited by an independent certified public accountant of Tenant’s choosing and reasonably acceptable to Landlord. Tenant shall notify Landlord of its desire to cause such audit within sixty (60) days after Tenant’s receipt of the billing in question, or Tenant will be deemed to have waived its right to audit the billing in question. (During such sixty (60)day period, upon Tenant’s request, Landlord will reasonably cooperate with Tenant in order to review the billing in question and the back-up documentation therefore, in order to explain any questions Tenant may have prior to Tenant electing to conduct the audit.) Landlord shall cause such books and records to be made available for such inspection during such normal business hours as are prescribed by Landlord and at such location where Landlord regularly keeps its books and records. Such audit shall be done in accordance with generally accepted accounting principles, consistently applied. If, at the conclusion of such audit, Tenant’s audit of such expenses for the preceding year indicates that Tenant made an overpayment to Landlord for such preceding year, Landlord shall credit such amount to Tenant’s subsequent payments of Rent under this Lease, or if the Lease has terminated, and no monetary default exists under the Lease, remit the amount of such overpayment to Tenant within thirty (30) days after receipt of notice from Tenant of the amount of such overpayment. If, at the conclusion of such audit, such audit reveals an underpayment by Tenant, Tenant will remit the amount of such underpayment within thirty (30) days of Tenant becoming aware of such underpayment. Should Landlord disagree with the results of Tenant’s audit, Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding.

7.02 Tenant’s Proportionate Share of Operating Costs. Tenant shall pay to Landlord, as additional rent, its proportionate share of Operating Costs calculated on the basis of the ratio set forth in Section 8.01. Any payments with respect to any partial calendar year in which the Term commences or ends shall be prorated. Tenant agrees to pay Three and 10/100 Dollars ($3.10) per rentable square foot of the Premises per month as an escrow amount for estimated Operating Costs as defined in Article 7.01. Such amount shall be paid by Tenant to Landlord on the Rent Commencement Date for the first month’s rent and any partial month at the beginning of the term. Landlord may, at any time, deliver to Tenant its estimate (or revised estimate) of such additional amounts payable under this Section for each calendar year. On or before the first day of the next month and on or before the first day of each month thereafter, Tenant shall pay to Landlord as additional rent such amount as Landlord reasonably determines to be necessary to bring and keep Tenant current. As soon as practicable after the close of each calendar year, Landlord shall deliver to Tenant a statement showing the total amount payable by Tenant under this Article. If such statement shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant, it shall be accompanied by a refund of the excess to Tenant or at Landlord’s option the excess shall be credited against the next monthly installment of rent. If such statement shows an amount due from Tenant that is more than the estimated payments paid by Tenant, Tenant shall pay the deficiency to Landlord, as additional rent. In the event an amount is due and is not paid within thirty (30) days after the date of Landlord’s statement to Tenant, the unpaid amount shall bear interest at the rate of eighteen (18%) percent per annum from the date of such statement until payment by Tenant. Landlord and Tenant acknowledge that certain of the costs of management, operation and maintenance of the Development are allocated among all of the buildings in the Development using methods of allocation that are considered reasonable and appropriate under the circumstances. Tenant hereby consents to such allocations provided that the determination of such costs and the allocation of all or part thereof to Operating Costs hereunder shall be in accordance with generally accepted accounting principles applied on a consistent basis.

8.01 Tenant’s Proportionate Share. (a) Tenant’s “proportionate share” as used in this Lease with respect to Operating Costs relating solely to the Building shall mean 79.757% (i.e., the rentable area of the Premises divided by the rentable area of the Building). Tenant’s “proportionate share” as used in this Lease with respect to Operating Costs relating to the entire Development, shall mean 10.867% (i.e., the rentable area of the Premises divided by the rentable area of all buildings in the Development). Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right, from time to time, to add or to exclude from the Development real property and any buildings constructed thereon. In the event Landlord elects to so add to or exclude from the Development, Landlord shall notify Tenant in writing of any such addition or exclusion which notice shall describe the property added or excluded.

9.01 Tenant’s Obligation. (a) Landlord shall cause all mechanical systems serving the Premises to be in good working order on the Lease Commencement Date of this Lease. From and after the Lease Commencement Date, except as otherwise set forth in this Lease, Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises in good condition, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original, including but not limited to, windows, glass and plate glass, doors, skylights, any special office entries, interior walls and finish work, floors and floor coverings, heating and air conditioning systems, electrical systems and fixtures, sprinkler systems, water heaters, dock board, truck doors, dock bumpers, and plumbing work and fixtures. Tenant, as part of its obligation hereunder, shall keep the whole of the Premises in a clean and sanitary condition. Tenant will as far as possible keep all such parts of the Premises from deteriorating, ordinary wear and tear excepted, and from falling temporarily out of repair in any material respect, and upon termination of this Lease Tenant will yield up the Premises to Landlord in good condition and repair, ordinary wear and tear, condemnation, and loss by fire or other casualty covered by insurance to be secured pursuant to Article 15 excepted (but not excepting any damage to glass or loss not reimbursed by insurance because of the existence of a deductible under the appropriate policy). Tenant shall not damage any demising wall or disturb the integrity and supports provided by any demising wall and shall, at its sole cost and expense, properly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees. Tenant shall, at its own cost and expense, as additional rent, pay for the repair of any damage to the Premises, the Building, or the Development resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, patrons, customers, or any other person entering upon the Development as a result of Tenant’s business activities or caused by Tenant’s default hereunder.

(b) Tenant at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord, for servicing all heating and air conditioning systems and equipment servicing the Premises and an executed copy of such contract shall be delivered to Landlord. This service contract must include all services suggested by the equipment manufacturer within the operations/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. If Tenant fails to obtain such service contract, Landlord may (but shall not be required), upon ten (10) days prior written notice to Tenant, elect to enter into such a maintenance service contract on behalf of Tenant or perform the work itself and, in either case, charge Tenant therefore, together with a reasonable charge for overhead. In the event repairs are required to the heating and air conditioning systems and equipment servicing the Premises, and such repair is not covered under the service contract maintained by Tenant, Tenant shall be responsible for the first Two Hundred Fifty Dollars ($250) of the costs of each such repair, and Landlord shall be responsible for the balance of the costs of each such repair. In the event the replacement of all or any part of the heating and air conditioning systems and equipment servicing the Premises is required, Landlord shall be responsible for the entire cost of such replacement, except to the extent covered by Tenant’s service contract.

9.02 Landlord’s Obligations. Landlord shall maintain in good repair, reasonable wear and tear and any casualty covered by the provisions of Article 15 excepted, all parts of the Development, other than Tenant’s demised Premises or portions of the Development within the exclusive control of Tenant of the Development, making all necessary repairs and replacements, whether ordinary or extraordinary structural or non-structural, including roof, foundation, walls, downspouts, gutters, regular mowing of any grass, trimming, weed removal and general landscape maintenance, including any rail spur areas, exterior painting, exterior lighting, exterior signs and common sewage plumbing and the maintenance of all paved areas including driveways and alleys, including, but not limited to, cleaning, repaving, restripping and resealing. Tenant shall immediately give Landlord written notice to any defect or need for repairs, after which Landlord shall have a reasonable opportunity to repair the same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store front or office entry. Landlord represents that, without independent investigation, it has no knowledge of the presence of any mold within the Premises.

10.01 Alterations. Tenant shall be permitted to make alterations within the Premises without Landlord’s consent, provided that such alterations do not affect structural components of the Building, do not involve full wall partitioning (including roof penetration) or do not affect the mechanical, electrical, heating, ventilation and air-conditioning, plumbing, life safety, and other Building systems, provided such alterations cost less than Twenty Thousand and 00/100 Dollars ($20,000) (the “Permitted Alterations”). Except for Permitted Alterations, Tenant shall not make any alterations, additions or improvements to the Premises (including, without limitation, the roof and wall penetrations) without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. If Landlord shall consent to any such alterations, additions or improvements proposed by Tenant, Tenant shall construct the same in accordance with all governmental laws, ordinances, rules and regulations and all requirements of Landlord’s and Tenant’s insurance policies and only in accordance with plans and specifications approved by Landlord. Tenant may, without the consent of Landlord, but at its own cost and expense and in good workmanlike manner erect such shelves, bins, machinery and other trade fixtures as it may deem advisable, without altering the basic character of the Building or Development and without overloading the floor or damaging such Building or Development, and in each case after complying with all applicable governmental laws, ordinances, regulations and other requirements. All shelves, bins, machinery and trade fixtures installed by Tenant may be removed by Tenant prior to the termination of this Lease if Tenant so elects, and shall be removed by the date of termination of this Lease or upon earlier vacating of the Premises if required by Landlord (unless Landlord agrees in writing at the time of installation of any such items that they do not need to be so removed); upon any such removal Tenant shall restore the Premises to their original condition. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the primary structure or structural quality of the Building.

11.01 Signs and Window Treatment. Tenant shall not install any signs upon the Building or Development, except as specifically provided herein. Landlord will provide, at Tenant’s request and cost, Landlord’s standard identification sign, which signs shall be removed by Tenant upon termination of this Lease at which time Tenant shall restore the property to the same condition as prior to installation of said sign. Tenant shall not install drapes, curtains, blinds or any window treatment without Landlord’s prior written consent. Landlord may from time to time require Tenant to change its signage to conform to a revised standard for the Building, provided Landlord pays the cost of removing and replacing such signs. Tenant shall have the right to place signage on the existing pylon sign fronting I-95. Tenant shall be responsible for any and all costs and expense of the fabrication and installation of said sign, including the costs of the permits and approvals of governmental and quasi-governmental authorities. Notwithstanding anything to the contrary provided in this Section 11.01, Tenant shall have the right to place prominent building signage on the face of the Building, provided, however, that the design and construction of said sign shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall also be required to obtain any and all permits and approvals of all governmental and quasi-governmental authorities, including, without limitation, the City of Deerfield Beach. Any and all expense of the design and construction of said sign shall be borne by Tenant, and Tenant shall be responsible to remove said sign and to repair any and all damage to the Building at the end of the Term at its sole cost and expense. Landlord shall maintain all signs and the cost thereof shall be charged to Tenant. Landlord approves Tenant’s right to use its logo and color scheme on all signage.

12.01 Inspections. Upon reasonable prior notice to Tenant (except that no prior notice shall be required in the event of emergency), Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this lease. During the period that is six (6) months prior to the end of the term hereof, provided Tenant has not exercised any applicable renewal option, Landlord and Landlord’s agents and representatives shall have the right to enter the Premises upon reasonable prior notice to Tenant at any reasonable time during business hours for the purpose of showing the Premises and shall have the right to erect on the Premises a suitable sign indicating the Premises are available. If Tenant vacates the Premises prior to the expiration of the Term, Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

13.01 Utilities. Tenant shall pay for all gas, heat, light, power, telephone, and other utilities and services used on or from the Premises, including without limitation, Tenant’s proportionate share as determined by Landlord for the use of such utilities which are not separately metered and any central station signaling system installed in the Premises or the Building, together with any taxes, penalties and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish and install all electric light bulbs, tubes and ballasts, other than those originally provided to the Premises by Landlord. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises. Notwithstanding the foregoing, if Landlord fails to provide an essential building service (such as elevators, electricity, or heating and air-conditioning), which failure materially and adversely affects the Tenant’s use and occupancy of the Premises for five (5) consecutive business days after written notice from Tenant, and so long as the correction of the problem is within the Landlord’s sole control, then Tenant shall be entitled to an equitable abatement of the Base Rent (in proportion to the area so affected) for each day that the Premises are so affected beyond such five (5) business day period.

14.01 Assignment and Subletting. (a) Tenant shall not have the right to assign, sublet, transfer or encumber this lease, or any interest therein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph shall be void. All cash or other proceeds of any assignment, such proceeds as exceed the rentals called for hereunder in the case of a subletting and all cash or other proceeds of any other transfer of Tenant’s interest in this lease (after deduction of the reasonable costs of said subletting or assignment, including but not limited to demising costs, free rent, leasing commissions, subtenant allowances, etc.) shall be paid one-half to Landlord and one-half to Tenant, whether such assignment, subletting or other transfer is consented to by Landlord or not, unless Landlord agrees to the contrary in writing. Any assignment, subletting or other transfer of Tenant’s interest in this Lease shall be for an amount not less than eighty percent (80%) of the rate for similar space within the Development then being quoted by Landlord to the public. These covenants shall run with the land and shall bind Tenant and Tenant’s heirs, executors, administrators, personal representatives, representatives in any bankruptcy proceeding, successors and assigns. Any assignee, sublessee or transferee of Tenant’s interest in this lease (all such assignees, sublessees and transferees being hereinafter referred to as “successors”), by assuming Tenant’s obligations hereunder shall assume liability to Landlord for all amounts paid to persons other than Landlord by such successors in contravention of this Paragraph. No assignment, subletting or other transfer, whether consented to by Landlord or not, shall relieve Tenant of its liability hereunder. Upon the occurrence of an “event of default” as hereinafter defined, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided, as provided by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord for Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

(b) If this lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code 11 U.S.C. 101 et seq., (The “Bankruptcy Code”) any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of the Landlord and be promptly paid or delivered to Landlord.

(c) Any person or entity to which this lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations arising under this lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

(d) Excess Rent. If Tenant assigns this Lease or sublets all or a portion of the Premises for an amount in excess of the Base Rent (or the prorata share of Base Rent in the case of a sublease of a portion of the Premises), the Tenant shall pay to Landlord, as rent, fifty percent (50%) of such excess received by Tenant (after deduction of the reasonable costs of said subletting or assignment including but not limited to demising costs, free rent, leasing commissions, subtenant allowances, etc.) and Tenant may retain the other fifty percent (50%).

15.01 Fire and Casualty Damage. (a) Landlord agrees to maintain insurance covering the Building of which the Premises are a part in an amount not less than eighty (80%) percent (or such greater percentage as may be necessary to comply with the provisions of any co-insurance clauses of the policy) of the replacement cost thereof, insuring against the perils of Fire, Lightning, Extended Coverage, Vandalism and Malicious Mischief, extended by Special Extended Coverage Endorsement to insure against all other Risks of Direct Physical Loss, such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the state in which the Premises are situated for use by insurance companies admitted in such state for the writing of such insurance on risks located within such state. Subject to the provisions of subparagraphs 15.01(c), 15.01(d), and 15.01(e) below, such insurance shall be for the sole benefit of Landlord and under its sole control.

(b) If the Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give written notice thereof to Landlord.

(c) If the Building should be totally destroyed by fire, windstorm, tornado or other casualty, or if it should be so damaged thereby that rebuilding or repairs cannot in Landlord’s reasonable estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and the rent shall be abated during the unexpired portion of this lease, effective upon the date of the occurrence of such damage. Landlord shall notify Tenant of its determination within thirty (30) days after the date of any such casualty.

(d) If the Building should be damaged by any peril covered by insurance to be provided by Landlord under subparagraph 15.01(a) above, but only to such extent that rebuilding or repairs can in Landlord’s reasonable estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage or otherwise learns of such damage, this Lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Building shell to substantially the condition in which it existed prior to such damage; except that Landlord’s obligation to restore shall not require Landlord to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty and except that Landlord may elect not to rebuild if such damage occurs during the last year of the term of the Lease (exclusive of any option which is unexercised at the time of such damage). When the repairs described in the preceding sentence have been completed by Landlord, Tenant shall complete the restoration of all improvements in excess of the Building’s shell, including without limitation, the tenant improvements which are necessary to permit Tenant’s re-occupancy of the Premises, and the restoration of Tenant’s furniture, equipment, and fixtures. All cost and expense of reconstructing the Premises to a level in excess of the shell improvements shall be borne by Tenant. Tenant shall be entitled to receive any insurance proceeds payable for interior improvements. If the Premises are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage or otherwise learns of such damage, Tenant may at its option terminate this lease by delivering written notice of termination to Landlord as Tenant’s exclusive remedy, whereupon all rights and or obligations hereunder shall cease and terminate. Should construction be delayed because of changes, deletions, or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, the period of restoration, repair or rebuilding shall be extended for the time Landlord is so delayed.

(e) Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

(f) Each of Landlord and Tenant hereby releases the other from any loss or damage to property caused by fire or any perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such times as the releasor’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder and then only to the extent of the insurance proceeds payable under such policies. Each of the Landlord and Tenant agrees that it will request its insurance carriers to include in its policies such a clause or endorsement.

16.01 Liability. Landlord shall not be liable to Tenant or Tenant’s employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises, resulting from and/or caused in part or whole by the negligence or misconduct of Tenant, its agents, servants or employees of any other person entering upon the Premises, or caused by the buildings and improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, or due to any cause whatsoever, and Tenant hereby covenants and agrees that it will at all times indemnify and hold safe and harmless the property, the Landlord (including without limitation the trustee and beneficiaries if Landlord is a trust), Landlord’s agents and employees from any loss, liability, claims, suits, costs, expenses, including without limitation attorney’s fees and damages, both real and alleged, arising out of any such damage or injury; except injury to persons or damage to property the sole cause of which is the gross negligence of Landlord or the failure of Landlord to repair any part of the Premises which Landlord is obligated to repair and maintain hereunder within a reasonable time after the receipt of written notice from Tenant of needed repairs. Tenant shall procure and maintain throughout the term of the lease a policy or policies of insurance, at its sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with (i) the Premises; (ii) the condition of the Premises; (iii) Tenant’s operations in and maintenance and use of the Premises; and (iv) Tenant’s liability assumed under this lease, the limits of such policy or policies to be in the amount of not less than $2,000,000 per occurrence in respect to injury to persons (including death), and in the amount of not less than $250,000 per occurrence in respect to property damage or destruction, including loss of use thereof. All such policies shall be procured by Tenant from responsible insurance companies satisfactory to Landlord. Certified copies of such policies, together with receipt evidencing payment of premiums therefore, shall be delivered to Landlord prior to the commencement date of this lease. Not less than fifteen (15) days prior to the expiration date of any such policies, certified copies of the renewal thereof (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

17.01 Condemnation. (a) If the whole or any substantial part of the Premises or Building should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises or Building for the purpose for which they are then being used, this Lease shall terminate effective when the legal taking shall occur as if the date of such taking were the date originally fixed in the Lease for the expiration of the Term.

(b) If the part of the Premises or Building shall be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided above, this Lease shall not terminate but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances and Landlord shall undertake to restore the Premises to a condition suitable for Tenant’s use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all the circumstances.

(c) In the event of any such taking or private purchase in lieu thereof, Landlord and Tenant shall each be entitled t receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings; provided that Tenant shall not be entitled to receive any award for the loss of any improvements paid for by Landlord or for Tenant’s loss of its leasehold interest, the right to such award as to such items being hereby assigned by Tenant to Landlord.

18.01 Holding Over. Tenant will, at the termination of this lease by lapse of time or otherwise, yield up immediate possession to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this lease, unless the parties hereto otherwise agree in writing on the terms of such holding over, the hold over tenancy shall be subject to termination by Landlord at any time upon not less than five (5) days advance written notice, or by Tenant at any time upon not less than thirty (30) days advance written notice, and all of the other terms and provisions of this lease shall be applicable during that period, except that Tenant shall pay Landlord from time to time upon demand, as rental for the period of any hold over, an amount equal to 150% of the rent in effect on the termination date, computed on a daily basis for each day of the hold over period. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent Tenant for any portion of the Premises. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this lease except as otherwise expressly provided. The preceding provisions of this paragraph shall not be construed as consent for Tenant to hold over.

19.01 Quiet Enjoyment. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease. Landlord agrees to make reasonable efforts to protect Tenant from interference or disturbance by other tenants or third persons; however, Landlord shall not be liable for any such interference or disturbance, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

20.01 Events of Default. The following events shall be deemed to be events of default by Tenant under this lease (each an “event of default”):

(a) Tenant shall fail to pay any installment of the rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due and such failure shall continue for a period of five (5) business days from the date such payment was due.

(b) Tenant or any guarantor of Tenant’s obligations shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts or shall make a general assignment for the benefit of creditors; or Tenant or any such guarantor shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor to adjudicate it as bankrupt or insolvent, or seeking reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or Tenant or any such guarantor shall take any action to authorize or in contemplation of any of the actions set forth above in this paragraph; or

(c) Any case, proceeding or other action against Tenant or any guarantor of Tenant’s obligations hereunder shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property.

(d) A receiver or trustee shall be appointed for all or substantially all of the assets of the Tenant.

(e) Intentionally Deleted.

(f) Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 26.01 hereof within twenty (20) days after Tenant learns that any such lien or encumbrance is filed against the Premises.

(g) Tenant shall fail to comply with any term, provision or covenant of this lease (other than the foregoing in this Paragraph 20.01, and shall not cure such failure within thirty (30) days after written notice thereof to Tenant or, if such non-monetary failure is of a nature requiring more than thirty (30) days to cure using reasonable diligence, Tenant fails to promptly commence such cure within such 30-day period and thereafter diligently prosecute same to completion.

(h) Intentionally Deleted.

20.02 Remedies. (a) Upon the occurrence of any of such events of default described in Paragraph 20.01 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever;

(1)	Terminate this lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefore.

(2)	Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefore, and relet the Premises and receive the rent therefore.

(3)	Enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages therefore, and do whatever Tenant is obligated to do under the terms of this lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligation under this lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by negligence of Landlord or otherwise.

(4)	Alter all locks and other security devices at the Premises without terminating this lease.

(b) In the event Landlord may elect to regain possession of the Premises by a forcible detainer proceeding, Tenant hereby specifically waives any statutory notice which may be required prior to such proceeding, and agrees that Landlord’s execution of this lease is, in part, consideration for this waiver.

(c) In the event Tenant fails to pay any installment of rent hereunder as when such installment is due, to help defray the additional cost to Landlord for processing such late payments. Tenant shall pay to Landlord on demand a late charge in an amount equal to five (5%) percent of such installment; and the failure to pay such amount within five (5) days after demand therefore shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

(d) In the event Tenant’s check, given to Landlord in payment, is returned by the bank for non-payment, Tenant agrees to pay all expenses incurred by Landlord as a result thereof.

(e) Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any event of default, to the aforesaid exercise of dominion over Tenant’s property within the Premises. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable for trespass or otherwise.

(f) In the event Landlord elects to terminate the lease by reason of an event of default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, the sum of all rental and other indebtedness accrued to date of such termination, plus an amount equal to the total rental hereunder for the remaining portion of the lease term (had such term not been terminated by Landlord prior to the date of expiration), discounted to the present value; provided that Tenant receives a credit for any relettings of the Premises by Landlord during the remainder of the Term (had the Term not been terminated prior to the date of expiration).

(g) In the event that Landlord elects to repossess the Premises without terminating the lease, or in the event Landlord elects to terminate the lease, then Tenant at landlord’s option, shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, all rental and other indebtedness accrued to the date of such repossession, plus rental required to be paid by Tenant to Landlord during the remainder of the lease term until the date of expiration of the term as stated in Section 3.01 diminished by any net sums thereafter received by Landlord through reletting the Premises during said period (after deducting expenses incurred by Landlord as provided in subparagraph 20.02(h). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due by Tenant to Landlord under this subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the lease term.

(h) In case of any event of default or breach by Tenant, or threatened or anticipatory breach or default, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, interest on all delinquent rent and additional rent at a rate equal to four percent (4%) over The Wall Street Journal prime rate plus four percent (4%) (but in no event higher than the maximum nonusurious rate under applicable law); brokers’ fees incurred by Landlord in connection with reletting the whole or any part of the Premises; the costs of removing and storing Tenant’s or other occupant’s property; the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies including reasonable attorney’s fees.

(i) In the event of termination or repossession of the Premises for an event of default, Landlord shall use commercially reasonable efforts to mitigate its damages; and in the event of reletting, Landlord may relet the whole or any portion of the Premises for any period to any tenant and for any use and purpose.

(j) If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligations to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord upon demand, all costs, expenses and disbursements (including reasonable attorney’s fees) incurred by Landlord in taking such remedial action.

(k) In the event that Landlord shall have taken possession of the Premises pursuant to the authority herein granted then Landlord shall have the right to keep in place and use all of the furniture, fixtures and equipment at the Premises, including that which is owned or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon, Landlord shall also have the right to remove from the Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and to place same in storage at any premises within the County in which the

Premises is located; and in such event, Tenant shall be liable for Landlord for costs incurred by Landlord in connection with such removal and storage. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument’s copy of Tenant’s or Tenant’s predecessor’s signature(s) thereon and without the necessity of Landlord making any nature of investigation or inquiry as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after the removal from the Premises shall conclusively be presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant. The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

(l) Landlord and Tenant each agree to waive any claims against the other for consequential damages resulting from a breach or default of this Lease.

21.01 Rights Reserved to Landlord. Landlord reserves and may exercise the following rights without affecting Tenant’s obligations hereunder:

(a) To change the name or the street address of the Building or the Development;

(b) To designate all sources furnishing sign painting and lettering, lamps and bulbs used on the Premises;

(c) To retain at all times pass keys to the Premises;

(d) To grant to anyone the exclusive right to conduct any particular business or undertaking in the Building or the Development;

(e) To change the arrangement and/or location of entrances and corridors in and to the Building and to add, remove, rename or modify buildings, roadways, parking areas, walkways, landscaping, lakes, grading and other improvements in or to the Development; provided that no such change or alteration shall deprive Tenant of reasonable access to the Premises or reduce the rentable area of the Premises.

22.01 Intentionally Deleted.

23.01 Landlord’s Lien. In addition to any statutory lien for rent in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security interest for all rentals and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all sums of money then due to Landlord hereunder shall first have been paid and discharged. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section at public or private sale upon five (5) days notice to Tenant. Tenant hereby agrees to execute such financing statements and other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Landlord agrees to subordinate its statutory lien and the security interest provided for herein to the lien of any bona fide financing benefiting its operations from the Premises.

24.01 Subordination. Tenant accepts this Lease subject and subordinate to any mortgage and/or deed of trust now or at any time hereafter constituting a lien or charge upon the Development, the Building, or the Premises, without the necessity of any act or execution of any additional instrument of subordination; provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee, or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust, and further provided that, if requested by Tenant in writing, Landlord shall obtain a non-disturbance agreement from the holder of any mortgage or deed of trust now or at any time hereafter constituting a lien or charge upon the Development, the Building or the Premises. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of evidencing the subjection and subordination of this Lease to the lien of any such mortgage or for the purpose of evidencing the superiority of this Lease to the lien of any such mortgage as may be the case. Notwithstanding the foregoing, any such subordination shall be conditioned on the Landlord obtaining a nondisturbance agreement in favor of Tenant from all mortgagees and ground lessors regarding any financings or ground leases entered into by Landlord with respect to the Building in a form reasonably acceptable to any mortgagees and ground lessors.

As of the date hereof, the Premises is not subject to a ground lease or mortgage.

25.01 Mechanics Liens and Other Taxes. (a) Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interests of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this lease. Tenant agrees to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises.

(b) Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes.

26.01 Notices. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice for the making of any payment shall be deemed to be complied with when and if the following steps are taken:

(a) All rent and other payments required to be made by Tenant to Landlord shall be payable to: Colliers International, Attention: Property Management Division, 6360 N.W. 5th Way, Suite 300, Fort Lauderdale, FL 33309 or to such other entity at the such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

(b) Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered, whether actually received or not, when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith:

Landlord:	Tenant:

OTR	CYBERGUARD CORPORATION

275 East Broad Street Columbus OH 43215	Address for notices prior to Lease Commencement Date:

And Colliers International 6360 N.W. 5th Way Suite 300 Fort Lauderdale, FL 33309 Attention: Property Management Department	2000 W. Commercial Boulevard, #200 Fort Lauderdale, FL 33309 Attention: Michael Matte (with a copy to Adriana Kovalovska, Esq., at the same address)

Address for notices after Lease Commencement Date:

350 S.W. 12TH Avenue, #350 Deerfield Beach, FL 33442 Attention: Michael Matte (with a copy to Adriana Kovalovska, Esq., at the same address)

If and when included within the term “Landlord”, or “Tenant”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments. All parties included within the terms “Landlord” and “Tenant”, respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

27.01 Miscellaneous. (a) Words of any gender used in this Lease shall be held or construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

(b) The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease and Landlord’s grantee or Landlord’s successor, as the case may be, shall upon such assignment, become Landlord hereunder, thereby freeing and relieving the grantor or assignor, as the case may be, of all covenants and obligations of Landlord hereunder arising after the effective date of such assignment. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease. Nothing herein contained shall give any other Tenant in the Development or the Building any enforceable rights either against Landlord or Tenant as a result of the covenants and obligations of either party set forth herein. If there is more than one Tenant, the obligations of Tenant shall be joint and several. Any indemnification of, insurance of, or option granted to Landlord shall also include or be exercisable by Landlord’s agents and employees.

(c) The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(d) In no event shall Landlord’s liability for any breach of this Lease exceed the amount of rental then remaining unpaid for the then current Term (exclusive of any renewal periods which have not then actually commenced). This provision is not intended to be a measure or agreed amount of Landlord’s liability with respect to any particular breach and shall not be utilized by any court or otherwise for the purpose of determining any liability of Landlord hereunder, except only as a maximum amount not to be exceeded in any event. In addition, it is expressly understood and agreed that nothing in this Lease shall be construed as creating any liability against Landlord, or its successors and assigns, personally, and in particular without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, and that all personal liability of Landlord, or its successors and assigns, of every sort, if any, is hereby expressly waived by Tenant, and that so far as Landlord, or its successors and assigns are concerned, Tenant shall look solely to the Building and any insurance proceeds for the payment thereof.

(e) Except as set forth in Section 8.01 above, this Lease may not be altered, changed or amended except by an instrument in writing signed by both parties thereto.

(f) All obligations of Tenant not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the Term, including without limitation, all payment obligations with respect to the Operating Costs and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the Term, and prior to Tenant vacating the Premises, Landlord and Tenant shall jointly inspect the Premises and Tenant shall pay to Landlord any amount estimated by Landlord as necessary to put the Premises, including without limitation heating and air conditioning systems and equipment therein, in good condition and repair. Any work required to be done by Tenant prior to its vacation of the Premises which has not been completed upon such vacation, shall be completed by Landlord and billed to Tenant at cost plus fifteen percent. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s obligation hereunder for Operating Costs. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefore upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the case may be. Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this Section.

(g) If any clause, provision or portion of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Lease nor any other clause, phrase, provision or portion hereof, nor shall it affect the application of any clause, phrase, provision or portion hereof to other persons or circumstances, and it is also the intention of the parties to this Lease that in lieu of each such clause, phrase, provision or portion of this Lease that is invalid or unenforceable, there be added as a part of this Lease a clause, phrase, provision or portion as similar in terms to such invalid or unenforceable clause, phrase, provision or portion as may be possible and be valid and enforceable.

(h) Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until its delivery to Tenant of an executed copy hereof signed by Landlord, already having been signed by Tenant, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained herein to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord the security deposit required hereunder and the first month’s rent as required hereunder, and any other sums required hereunder.

(i) Tenant shall at any time and from time to time within ten (10) business days after written request from Landlord, execute and deliver to Landlord an estoppel certificate, in form reasonably satisfactory to Landlord.

(j) Whenever a time period is prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computations for any such time period, any delays due to causes beyond the control of Landlord.

(k) Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over a time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may e obtained from your county public health unit. The above statement is incorporated in the lease as a requirement in order to comply with Florida Statute 404.056(8).

(l) Landlord and Tenant each represent to the other that there are no real estate brokers, sales people, finders or consultants who are or were instrumental in the negotiation and/or consummation of this Lease except for Colliers International and Julien J. Studley, Inc. (collectively ”Authorized Brokers”). Landlord shall be responsible to pay all commissions payable to the Authorized Brokers in connection with this Lease pursuant to one or more separate agreements between Landlord and one or more of the Authorized Brokers. Each of Landlord and Tenant shall indemnify and hold the other party harmless from and against any and all costs or liabilities, including reasonable attorneys’ fees for brokerage or professional services claimed by any broker other than the Authorized Broker employed or claiming to have been employed by either party. The indemnification provided herein shall survive the execution of this Lease.

(m) This Lease is executed by certain employees of The State Teachers Retirement System of Ohio, not individually, but solely on behalf of Landlord, the authorized nominee and agent for The State Teachers Retirement Board of Ohio (“STRBO”). In consideration for entering into this Lease, Tenant hereby waives any rights to bring a cause of action against the individuals executing this Lease on behalf of Landlord (except for any cause of action based upon lack of authority or fraud), and all persons dealing with Landlord must look solely to Landlord’s assets for the enforcement of any claim against Landlord, and the obligations hereunder are not binding upon, nor shall resort be had to the private property of any of, the trustees, officers, directors, employees or agents of STRBO.

28.01 Effective Date. All references in this Lease to “the date hereof,” the Effective Date or similar references shall be deemed to refer to the last date in point of time, on which all parties hereto have executed this Lease.

29.01 Exhibits. Exhibits “A” (Legal Description), “B” (Premises); “C” (Environmental Matters); and “D” (Landlord’s Work) attached hereto shall be incorporated herein and made a part hereof.

30.01 Environmental Matters. Tenant agrees to conform and comply with the provisions of Exhibit C, Environmental matters, attached hereto.

31.01 Deposits and Prepaid Rent. Upon execution of this Lease, Tenant shall remit to Landlord the following deposits and pre-paid rents:

First Month’s Rent (including sales tax and Operating Costs)	$37,416.18
Security Deposit (See Section 4.01)	$37,416.18
Total:	$74,832.36

32.01 Parking. At no additional cost to Tenant, Tenant shall have the right to use up to one hundred thirty-six (136) of the parking spaces located adjacent to the Premises in the area designated on Exhibit B hereto, for parking in common with other tenants of the Development. Of said one hundred thirty-six (136) spaces, Tenant shall have the right to reserve and cover with canopy up to five (5) spaces for Tenant’s exclusive use, the location of such reserved spaces being subject to approval by Landlord and the City of Deerfield Beach. Tenant shall not have the right to any other reserved spaces. In the event Tenant shall lease additional space in the Building, Tenant shall have the right to additional parking spaces at the same ratio (4 1/2 spaces per 1,000 square feet of space) and reserved spaces as in this Lease.

33.01 Option to Extend. Tenant shall have the right to extend the Term of this Lease (“Options”) for two (2) additional periods of five (5) years each (“Extension Terms”). In order to exercise either of the Options, Tenant shall give Landlord written notice (“Extension Notice”) at least six (6) months prior to the expiration of the Term (as same may have been previously extended), provided that no event of default exists as of the time of giving such Extension Notice.

Within thirty (30) days after receipt of an Extension Notice, Landlord will deliver a lease addendum specifying the “Market Rate” for Base Rent for such extension (“Addendum”). Tenant will have thirty (30) days from receipt of Landlord’s proposal to execute such Addendum which would constitute an extension of this Lease. The Base Rent payable by Tenant to Landlord during the first lease year of the Extension Term shall be equal to ninety-five percent (95%) of the Market Rate for the Premises calculated as of the date that Tenant exercises its Extension Notice (as determined by Landlord within thirty (30) days after Landlord’s receipt of the Extension Notice). Base rent for each subsequent Lease Year during the Extension Term shall increase by such amount per annum as Landlord shall determine to be a Market Rate for the escalation of Base Rent during the Extension Term.

If Tenant timely and properly gives an Extension Notice in accordance with this section, and Tenant disagrees with Landlord’s determination of Market Rate for Base Rent or the Market Rate for the escalation of Base Rent for the Extension Term, Tenant shall so notify Landlord in writing no later than thirty (30) days following Tenant’s receipt of the Addendum and if the parties are unable to reach agreement as to the amount of the Market Rate for Base Rent or the escalation within fifteen (15) days after Tenant’s notice of such disagreement, then each party shall have the right to submit the matter to arbitration in accordance with the rules of the American Arbitration Association in which one (1) arbitrator shall hear the cause (it being intended that such arbitrator shall be an MAI appraiser having at least ten (10) years’ experience in the appraisal of commercial real estate in the Broward County area and with reasonable experience in appraisals of similar buildings in Broward County) and the determination of such arbitrator shall be binding on the parties. The matter shall be submitted to arbitration at least three (3) months prior to the expiration of the Term then in effect and each party shall bear its own costs in arbitration and shall split equally any cost of the arbitrator.

In the event the amount of Market Rent has not been determined as of the first day of the applicable Extension Term, the Tenant shall pay as monthly Base Rent the amount equal to Base Rent for the last month of the next preceding term and when determination has actually been made an appropriate retroactive adjustment shall be made as of the commencement of the Extension Term. In the event that such determination shall result in an overpayment by Tenant, such overpayment shall be applied to the next due Base Rent due under the Lease and in the event the determination shall result in an underpayment by Tenant, such underpayment shall be paid by Tenant to Landlord within thirty (30) days of such determination.

In addition to the Base Rent set forth above, the Tenant shall pay throughout the Term all other monetary obligations set forth in this Lease attributable to the Premises, and all Additional Rent, and shall be required to pay and perform all other obligations required to be paid and performed pursuant to this Lease, except that the Base Rent shall be adjusted as set forth above. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to extend the Term unless Tenant timely and properly exercises the Extension Notice. The termination of this Lease during the Term hereof shall also terminate and render void any remaining options or right on the part of Tenant to extend the Term of this Lease.

Notwithstanding the foregoing, between one (1) year and nine (9) months prior to the expiration date of the Term (or any renewal thereof), Tenant shall have the right to request Landlord’s determination of the of Market Rate for Base Rent or the Market Rate for the escalation of Base Rent for the Extension Term. Landlord shall notify Tenant in writing of its determination no later than seven (7) months prior to the expiration date of the Term (or any renewal thereof, if applicable) so that Tenant shall have sufficient time to decide whether to elect to extend the Lease.

34.01 Termination Right. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the one time right to terminate this Lease effective on the seventh (7th) anniversary of the Rent Commencement Date (“Termination Right”). In order to exercise the Termination Right, Tenant shall be required to deliver written notice to Landlord not less than six (6) months prior to the seventh (7th) anniversary of the Rent Commencement Date (“Termination Notice”). In the event that a Termination Notice is timely delivered by Tenant, the Lease shall terminate on the seventh (7th) anniversary of the Rent Commencement Date (“Termination Date”). Tenant shall be required to pay a “Termination Fee” (as hereafter defined) in consideration of Landlord’s agreement to grant the Termination Right. Tenant shall be required to deliver to Landlord on or prior to the Termination Date a sum (“Termination Fee”) equal to the sum of (i) the “Unamortized Tenant Improvements,” and (ii) the “Unamortized Leasing Commissions.” The Termination Fee shall be applicable solely with respect to such costs incurred in connection with the original Premises (specifically excluding any Offer Space subsequently leased by Tenant). In the event Tenant fails to exercise the Termination Right by delivering a Termination Notice at least six (6) months prior to the seventh (7th) anniversary of the Rent Commencement Date, or fails to deliver the Termination Fee on or before the Termination Date, time being of the essence as to both of the foregoing acts, the Termination Right shall be void and of no further force and effect. Nothing herein shall in any way diminish Tenant’s obligation to continue to pay all Rent and Additional Rent hereunder through and including the date upon which the Lease may terminate pursuant to this paragraph. For purposes of this paragraph 34.01, the Unamortized Tenant Improvements shall be equal to the aggregate amount of the Allowance (as hereinafter defined), divided by one hundred twenty (120), multiplied by thirty-six (36), with such result increased by interest compounded at nine percent (9%) commencing on the Rent Commencement Date through the seventh (7th) anniversary of the Rent Commencement Date. For purposes of this paragraph 34.01, the Unamortized Leasing Commissions shall be equal to the aggregate commissions paid by Landlord in connection with this Lease, divided by one hundred twenty (120), multiplied by thirty-six (36), with such result increased by interest compounded at nine percent (9%) commencing on the Rent Commencement Date through the seventh (7th) anniversary of the Rent Commencement Date.

In the event Tenant exercises the Right of First Offer under Paragraph 38.01 of this Lease and leases any of the Offer Space (as defined in Paragraph 38.01 of this Lease), the Termination Right under this Section 34.01 shall continue to be applicable to the original Premises hereunder but shall not be applicable to the Offer Space leased by Tenant.

35.01 Roof. Tenant shall have the non-exclusive right to cause to be constructed and placed upon the roof above the Premises a satellite, antenna and/or other similar communications equipment at Tenant’s sole cost and expense. The placement of said equipment shall require the prior consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall also be required to obtain any and all approvals of applicable governmental and quasi-governmental authorities, all at Tenant’s sole cost and expense. Tenant shall not permit any roof penetrations to be made, unless Landlord specifically approves same and Landlord specifically approves the contractor that will be causing same to be made.

36.01 Access. Landlord agrees that Tenant shall have access to the Building, the Premises and associated parking twenty-four (24) hours per day on every day of the year, subject to events beyond the reasonable control of Landlord, and further subject to any restrictions of applicable governmental authorities.

37.01 Landlord’s Work. Landlord, at Landlord’s sole cost, shall complete the Landlord’s Work in the Premises in accordance with Exhibit D attached hereto. Landlord’s responsibility for the costs of the Landlord’s Work shall not exceed Six Hundred Two Thousand Nine Hundred Sixty and 00/100 Dollars ($602,960.00) (“Allowance”). In the event it is determined that the costs of the Landlord’s Work will exceed the amount of the Allowance (the ”Tenant’s Costs”), Tenant shall pay the Tenant’s Costs to Landlord, if applicable, as follows:

(i) Prior to commencement of construction of the Landlord’s Work, Tenant shall pay Landlord an amount equal to fifty (50%) percent of the Tenant’s Costs.

(ii) When fifty (50%) of the Landlord’s Work are complete in accordance with the final approved working drawings and specifications (as verified in writing by Landlord’s architect), Tenant shall pay Landlord an amount equal to the remaining unpaid balance of Tenant’s Costs, as such amount can then be reasonably determined by Landlord based on available information.

(iii) Within ten (10) days following Landlord’s submittal to Tenant of a final accounting of Tenant’s Costs, and provided Tenant is not then in default hereunder, Tenant shall pay Landlord the then remaining balance of Tenant’s Costs, or Landlord shall reimburse Tenant as to any excess amounts previously paid, as the case may be.

In no event shall Landlord be required to commence or continue the Landlord’s Work until said amounts are received from Tenant. The Allowance may be used for costs to be incurred by Landlord in connection with the construction of Tenant Improvements, architectural fees, design fees, engineering fees, cabling and wiring fees and other similar expenses.

Tenant shall have access to the Premises in the last thirty (30) days prior to the Lease Commencement Date in order to install its furniture, fixtures and equipment which are not covered by the Landlord’s Work, provided that Tenant shall provide reasonable advance notice to Landlord and its contractors, shall take reasonable steps to avoid interruption with the prosecution of the Landlord’s Work, and shall provide evidence of insurance as acceptable to Landlord.

38.01 Right of First Offer.

(a) During the entire Term of this Lease (including any extension periods), Landlord hereby grants to Tenant a continuing right of first offer with respect to all of the remaining space in the Building not leased by Tenant hereunder (collectively, the ”Offer Space”). Such right of first offer is exercisable by Tenant upon written notice to Landlord at any time such Offer Space is vacant and available for lease, however, if Landlord delivers an Offer Notice, as defined below, prior to Tenant’s exercise of such right, Tenant’s right shall be exercisable as follows: Landlord shall notify Tenant that Landlord has received a bona fide third party offer to lease all or any portion of the Offer Space (the ”Offer Notice”). If the Offer Notice is delivered after the expiration of the seventh (7th) year of the initial Term, the Offer Notice shall include a copy of the written offer from the third party showing the materials terms thereof. By written notice delivered to Landlord within five (5) days after receipt of the Offer Notice, Tenant may elect to lease such available space subject to the provisions of this Section 38.01. If Tenant fails to notify Landlord within such five (5) day period, then the right of first offer shall be deemed to be waived and of no further force or effect until such time as either (i) a third party lease entered into by Landlord for such space expires or (ii) Landlord has not entered into a bona fide third party lease following one hundred fifty (150) days after delivery of the Offer Notice to Tenant. If Tenant does notify Landlord of its election to lease such available Offer Space in accordance with this Section 38.01(a), then, (A) during the first seven (7) years of the initial Term, the provisions of Section 38.01(b) shall apply to the Offer Space, and (B) thereafter, the provisions of Section 38.01(c) shall apply to the Offer Space.

(b) If Tenant elects to lease any available Offer Space during the first seven (7) years of the initial Term, Tenant shall accept possession thereof and such Offer Space shall thereupon become part of the Premises and subject to all of the terms and conditions of this Lease, as the same may be modified and amended; provided, however, that (i) the term with respect to such Offer Space shall be coterminous with the Term with respect to the Premises, (ii) the Commencement Date for purposes of payments of Rent and all other amounts with respect to such Offer Space shall be the date Landlord delivers possession of the Offer Space to Tenant in its then “as-is” condition, and (iii) in lieu of any construction obligations in accordance with Exhibit D to this Lease, Landlord shall furnish Tenant with an improvement allowance with respect to such Offer Space equal to Twenty and No/100 ($20.00) Dollars per rentable square foot of such Offer Space for improvements to be made by Tenant to the Offer Space (provided however, that such improvement allowance pursuant to this subsection (iii) shall be reduced on a pro-rata basis based upon a ten (10) year term and the number of days remaining in the Term as of the Commencement Date with respect to such Offer Space). All improvements to the Offer Space shall be performed in accordance with the terms of this Lease including, without limitation, Section 10.01. The foregoing improvement allowance shall be paid by Landlord to Tenant within ten (10) business days after Tenant’s submission of invoices to Landlord for leasehold improvements made by Tenant. If the Right of First Offer is exercised by Tenant, the parties shall promptly execute an amendment to this Lease incorporating the foregoing terms into this Lease, which amendment shall be in form reasonably acceptable to Landlord and Tenant.

(c) If Tenant elects to lease any available Offer Space after the first seven (7) years of the initial Term, the parties shall enter into an amendment to this Lease within ten (10) days thereafter on the same terms of the bona fide third party written offer (provided, however, that Tenant shall have the right to extend, but not reduce, the lease term on the Offer Space so that it is coterminous with the Tenant’s original Premises), which amendment shall be in form reasonably acceptable to Landlord and Tenant.

(d) Tenant may not exercise its rights under this Section 38.01 if an event of default exists hereunder or if Tenant is not then occupying at least 50% of the Premises. Tenant’s rights under this Section 38.01 shall terminate if this Lease or Tenant’s right to possession of the Premises is terminated in accordance with the terms hereof.

39.01 Surrender Option. In the event that, at any time during the Term or any subsequent extension term, greater than fifty percent (50%) of Tenant’s common stock is acquired by a third party other than an existing shareholder of Tenant, with the result that there is a change in the control of the Tenant, then upon notice to Landlord and delivery to Landlord of documentation evidencing such acquisition (“Surrender Notice”), Landlord and Tenant shall enter into an amendment to this Lease to reduce the square footage of the Premises by up to thirty percent (30%) (“Released Space”) of the then existing square footage. The location of the Released Space shall be designated by Tenant, but subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. In order for Tenant to exercise the option to terminate this Lease as to the Released Space, Tenant shall provide Landlord with six (6) months prior written notice. Upon the effective date of the termination of the Lease as to the Released Space (i.e., six (6) months following delivery of written notice evidencing the acquisition and change in control), Tenant shall be required to pay to Landlord a fee (“Surrender Fee”) equal to the sum of (i) an amount equal to six (6) months of Base Rent and Tenant’s proportionate share of Operating Costs which would have been payable with respect to the Released Space during the next six (6) months following the due date of the Surrender Fee payment, (ii) the unamortized value of the Allowance expended by Landlord for the Landlord’s Work attributable to the Released Space, amortized over the original Term of the Lease, and (iii)

the unamortized value of the leasing commissions expended by Landlord with respect to the Released Space, amortized over the original Term of the Lease. Tenant’s right to give Landlord the Surrender Notice shall commence upon the forty-second (42nd) month anniversary of the Lease Commencement Date (with the result that the earliest that Tenant would have the right to surrender and vacate the Released Space and cease paying rent thereon would be the fourth (4th) anniversary of the Lease Commencement Date.

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The parties intending to be bound hereby execute or cause this Lease to be executed this                  day of                     , 2004.

WITNESSES:	LANDLORD:

OTR, an Ohio general partnership

By:
Signature Printed Name:	Printed Name:
Title:
Date:

Signature
Printed Name:

TENANT:

Signature
Printed Name:	CYBERGUARD CORPORATION, a Florida corporation

By:
Signature Printed Name	Printed Name:
Title:
Date:

EXHIBIT A

Legal Description

Quadrant 7

Approximately 30,148 square feet of office and/or warehouse space located in a building containing approximately 37,800 square feet situated on a tract of land containing approximately 5.4377 acres on Parcel A of Intercenter II, according to the Plat thereof, as recorded in Plat Book 114, Page 1, of the Public Records of Broward County, Florida, together with Parcel B of Intercenter according to the Plat thereof, as recorded in Plat Book 106, Page 2, of the Public Records of Broward County, Florida, less and except therefrom that portion of said Parcel A and said Parcel B as recorded in O.R. Book 9812, Pages 123 and 124, of the Public Records of Broward County, Florida, and being more particularly described as 350 S.W. 12th Avenue as shown in Exhibit B. Further described as Quadrant #7 situated within a development known as Quadrant Business Center Phase II consisting of approximately 73,576 square feet

EXHIBIT B

Premises

#350

QUADRANT
Key Plan

QUADRANT BUSINESS CENTER

Building Seven – 37,800 Square Feet

EXHIBIT C

ENVIRONMENTAL MATTERS

(1) Landlord’s Covenants Regarding Environmental Compliance. Landlord covenants that the Premises, the Building and the Development are in compliance with all federal, state and local environmental laws and regulations. Landlord will indemnify and hold harmless Tenant for and liabilities which may arise from any non-compliance with environmental laws or regulations before the Commencement Date.

(2) Tenant’s Covenants Regarding Hazardous Materials.

(A)	Compliance with Environmental Laws. Tenant shall at all times and in all material respects comply with all federal, state and local laws, ordinances and regulations (“Hazardous Materials Law”) relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any oil, flammable explosives, asbestos, urea formaldehyde, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including without limitations, any substances under any such laws, ordinances or regulations (collectively, “Hazardous Materials”).

(B)	Hazardous Materials Handling. Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant’s use of the Premises, including, without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises. Except as discharged into the sanitary sewer in strict accordance and conformity with all applicable Hazardous Materials Laws, Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials, in, on, under or about the Premises in conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding management of such Hazardous Materials. All reporting obligations imposed by Hazardous Materials Laws are strictly the responsibility of Tenant. Upon expiration or earlier termination of the term of the Lease, Tenant shall cause all Hazardous Materials to be removed from the Premises and transported for use, storage or disposal in accordance and compliance with all applicable Hazardous Materials Laws. Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in or about the Premises or any Building, nor enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Materials in any way connected with the Premises or Building, without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s request, Tenant shall remove any tanks or fixtures which contain or contained, or are contaminated with Hazardous Materials.

(C)	Notices. Tenant shall immediately notify Landlord in writing of: (i) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against Tenant, the Premises or Building relating to damage, contribution, cost recovery compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials; and (iv) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or removed from the Premises or Building, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, Building or Tenant’s use thereof. Tenant shall promptly deliver to Landlord copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Premises.

(3)	Indemnification of Landlord. Tenant shall indemnify, defend (by counsel acceptable to Landlord), protect and hold Landlord, and each of Landlord’s partners, employees, agents, attorneys, successors, and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorney’s fees) for death of or injury to any person or damage to any property whatsoever (including water tables and atmosphere), arising from or caused in whole or in part, directly or indirectly, by (A) the presence in, on, under or about the Premises or Building or discharge in or from the Premises or Building of any Hazardous Materials or Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials, to, in, on, under, about or from the Premises or Building caused by Tenant, or (B) Tenant’s failure to comply with any Hazardous Materials Law whether knowingly or unknowingly, the standard herein being one of strict liability. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises or Building, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the term of the Lease. For purposes of the release and indemnity provision hereof, any acts or omissions of Tenant, or by employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant.

EXHIBIT D

LANDLORD’S WORK

ARTICLE 1

DESIGN AND CONSTRUCTION

1.01 (a) Tenant acknowledges receipt of that certain space plan and conceptual drawings prepared by Kravit Architectural Associates (“Kravit”) entitled “Offices for Cyberguard” under Sheet entitled PRS-1 dated February 24, 2004 (“Conceptual Space Plan”). Within ten (10) days after the date of the Lease, Tenant shall submit to Landlord a final space plan and specifications for the Premises (which final space plan shall be based upon the Conceptual Space Plan) either from Kravit or from another party selected by Tenant (the ”Space Plan”). The Space Plan shall be subject to Landlord’s review and approval, not to be unreasonably withheld. Landlord shall notify Tenant in writing of its acceptance or of its objections to the Space Plan. Should Tenant fail to submit the Space Plan within the aforesaid ten (10) day period, or should Tenant fail to make any reasonable modifications Landlord may require within five (5) business days after notice thereof, then either such event shall be deemed to be a Tenant Delay.

(b) Landlord shall construct the Landlord’s Work in accordance with the approved Space Plan using certain plans and specifications to be prepared by Landlord’s architect or another architect approved by Landlord (the ”Working Drawings and Specifications”). Landlord will submit to Tenant a detailed set of the Working Drawings and Specifications for the Landlord’s Work within fifteen (15) business days after Landlord’s approval of the Space Plan. Tenant shall approve the Working Drawings and Specifications, or notify Landlord of any proposed modifications thereto, within five (5) business days after receipt thereof. Landlord shall have ten (10) business days after its receipt of any such proposed modifications to either (i) notify Tenant of Landlord’s disapproval of any such proposed modifications, specifying its reasons therefor, or (ii) modify the Working Drawings and Specifications and deliver such modified Working Drawings and Specifications to Tenant. Upon submission of any modified Working Drawings and Specifications (or notice of Landlord’s disapproval of any such modifications), Tenant shall likewise approve the modifications in writing, or notify Landlord of any further modifications to the Working Drawings and Specifications within five (5) business days after the receipt thereof. The foregoing process shall repeat until the Working Drawings and Specifications have been approved in writing by Tenant. Changes to the Working Drawings and Specifications shall be made only by written addendum signed by both parties. For purposes of the Lease, “completion” or “ completed” shall mean that a final certificate of occupancy or other certificate permitting the lawful occupancy of the Premises has been issued for the Premises by the appropriate governmental authority and that the Landlord’s Work are otherwise completed in accordance with the Working Drawings and Specifications.

1.02 Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in the construction and installation of the Landlord’s Work shall be carried out by Contractor and under the sole direction of Landlord. Tenant shall cooperate with Landlord, Contractor and the architect and space planner to promote the efficient and expeditious completion of such work.

1.03 Within fifteen (15) days following receipt of the final approved Working Drawings and Specifications, Landlord shall submit to two (2) general contractors selected from Landlord’s list of approved general contractors and one (1) general contractor selected by Tenant, each of which shall be licensed and insured in the State of Florida (the ”Approved Contractor(s)”) an invitation to bid on the construction of the Landlord’s Work. The invitation to bid shall require the contractors to submit a stipulated sum bid. Each Approved Contractor shall then submit its sealed bid (the ”Construction Bid”) of the cost of the Landlord’s Work. The Construction Bid shall be in reasonable detail and shall reflect a unit cost for all improvements which is reasonable in amount, given the then current market conditions pertinent to labor and material costs for such construction. The cost of the Landlord’s Work, as set forth in the Construction Bid, shall also include the cost of all utilities, air conditioning, and other services provided during construction. Within three (3) business days after the opening of the bids by Landlord and Tenant, Landlord, in its reasonable discretion, shall select in writing which Approved Contractor will be awarded the job, and Tenant shall either approve the Construction Bid as submitted or provide Landlord with modifications to the Working Drawings and Specifications. If Tenant fails to approve the Construction Bid or submit modifications to the Working Drawings and Specifications, for any reason whatsoever, within three (3) business days after the opening of the bids, then either of such events shall be deemed to be a Tenant Delay. If Tenant timely submits modifications to the Working Drawings and Specifications, Landlord shall, within five (5) business days, review and approve the modified Working Drawings and Specifications

(and the winning Approved Contractor shall submit a revised Construction Bid), or disapprove the modified Working Drawings and Specifications (and give Tenant its reasons for disapproval). If Tenant so submits modified Working Drawings and Specifications, then the time from such submission until a Construction Bid is finally acknowledged and approved shall be deemed to be a Tenant Delay. The amount of the final Construction Bid shall be considered as the cost of the Landlord’s Work for purposes of the payments by Tenant of the Tenant’s Costs pursuant to Section 37.01(i) and (ii) of the Lease. Following final completion of the Landlord’s Work, Landlord shall provide Tenant with a statement of actual costs thereof, including the cost of any approved change orders, which shall be used as the basis for calculating Tenant’s Costs set forth in Section 37.01(iii) of the Lease, if any.

1.04 In the event this Exhibit D provides for a response or action by Tenant within a specified time period, and in the further event that Tenant fails to respond or take the required action within three (3) business days after receipt of notice from Landlord that such time period has expired, then, in addition to any additional time being considered a Tenant Delay, such item shall be deemed approved or accepted by Tenant, or Landlord shall have the right to determine the action to be taken.

ARTICLE 2

DEFINITIONS

The following terms shall have the meanings herein specified for all purposes of this Exhibit D, and, in addition to the terms defined herein, the definitions in the Lease shall also apply to this Exhibit D.

2.01 “Contractor” means the winning Approved Contractor, selected by Landlord pursuant to Section 1.03 of this Exhibit D, to construct and install the Landlord’s Work in the Premises.

2.02 “Landlord’s Work” shall mean the improvements to be constructed pursuant to the Working Drawings and Specifications.

2.03 “Tenant Delay” for purposes of Section 2.02 of the Lease shall mean any delay (including associated costs) in completion resulting from any of the following causes:

(a) Tenant’s failure to timely submit or respond to submissions of the Space Plan and the Working Drawings and Specifications; or

(b) Tenant’s failure to approve the Working Drawings and Specifications in writing within thirty (30) days after Tenant’s receipt of the initial Working Drawings and Specifications submitted to Tenant for approval; or

(c) Tenant’s failure to pay any portion of Tenant’s Costs when due; or

(d) Tenant’s specification of special materials or finishes, or special installations, which special items cannot be delivered or completed within Landlord’s construction schedule (subject to Landlord’s obligation to give Tenant prior notice of same at the time of such specification); or

(e) any change in the space plan and/or the Working Drawings and Specifications caused by Tenant once finally approved and accepted by Landlord, even though Landlord may approve such change (Landlord agrees to estimate the delay to be caused by a change order, provided Tenant expressly requests such estimate at the time it requests a change order); or

(f) any other delay in completion directly attributable to the negligent or willful acts or omissions of Tenant, its employees, or agents.

Prior to the Lease Commencement Date, Landlord will specify in writing to Tenant the Tenant Delay(s) which resulted in or contributed to a delay in completion.

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